EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

MURPHY USA INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

Murphy USA Inc., a corporation organized under the laws of the State of Delaware, does hereby certify that:

FIRST:  The present name of the corporation is Murphy USA Inc. (the “Corporation”).  The Corporation was incorporated on March 1, 2013 under the name Murphy USA Inc., pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”).

SECOND:  The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as hereinafter provided for (the “Amended and Restated Certificate of Incorporation”).

THIRD:  The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of §§ 228, 242 and 245 of Delaware Law.

FOURTH:  The Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

SIXTH:  The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE  1
Name

The name of the corporation is Murphy USA Inc. (the “Corporation”).

ARTICLE  2
Registered Office and Agent

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle,

Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE  3
Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4
Capital Stock

(A)Authorized Shares.

1.Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 220,000,000, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

2.Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B)Voting Rights.

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or    more other such classes or series, to vote thereon pursuant to this Amended and

Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE 5
Bylaws

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”) solely by resolution adopted by the affirmative vote of a majority of the Whole Board (as defined below).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6
Board of Directors

(A)Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)Number of Directors.  The number of directors which shall constitute the Board of Directors shall, as of the date this Amended and Restated Certificate of Incorporation becomes effective, be 10 and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Whole Board.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean, at any given time, the total number of authorized directors at such time whether or not there exist any vacancies in previously authorized directorships.

(C)Election of Directors.

1.The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the annual meeting held in 2014, directors initially designated as Class II directors shall serve for a term ending on the annual meeting held in 2015, and directors initially designated as Class III directors shall serve for a term ending on the date of the annual meeting held in 2016.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.  In no event will a decrease in the number of directors shorten the term of any incumbent director.    A majority of the Whole Board (or such lower number as may be permitted under Delaware Law and fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Whole Board) shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

2.The names of the persons who are to serve initially as directors of each Class are:

Name
Class I	Claiborne P. Deming Thomas M. Gattle, Jr. Jack T. Taylor
Class II	Fred Hollinger James W. Keyes Diane N. Landen
Class III	R. Madison Murphy R. Andrew Clyde Robert A. Hermes Christoph Keller, III

The mailing address of each person who is to serve initially as a director is c/o Murphy USA Inc., 200 Peach Street, El Dorado, Arkansas 71731-7300.

3.    There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the Bylaws so provide.

(D)Vacancies.  Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E)Removal.  No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(F)Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7
Meetings of Stockholders

(A)Annual Meetings.  An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)Special Meetings.  Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by any other person.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

(C)No Action by Written Consent.  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8
Indemnification

(A)Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B)Right to Indemnification.

1.Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law.  The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.  The right to indemnification conferred in this Article 8 shall be a contract right.

2.The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)Nonexclusivity of Rights.  The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)Preservation of Rights.  Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9
Amendments

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles 4(B),  5,  6,  7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5,  6,  7 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3%  of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 7th day of August, 2013.

MURPHY USA INC.
By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Vice President and Secretary

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